Exhibit 99.1

Press Release

May 21, 2014	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.643.2278
Rexnord Corporation Reports Fourth Quarter and Full Fiscal Year 2014 Results
Call scheduled for Wednesday, May 21, 2014 at 5:00 p.m. Eastern Time
MILWAUKEE, WI - May 21, 2014 NYSE:RXN
Fourth Quarter Highlights

•	Net sales increased 5% (+4% core sales, +2% acquisitions, -1% impact of foreign currency translation) to $570 million

•	Income from operations increased 5% year-over-year to $79 million or 13.8% of sales

•	Adjusted EBITDA of $120 million resulting in an adjusted EBITDA margin of 21.0%

•	Net income increased 67% from the prior year to $40 million

•	Diluted earnings per share from continuing operations was $0.39; adjusted earnings per share increased 56% from the prior year to $0.50
Fiscal 2014 Highlights

•	Net sales were $2.082 billion for fiscal year 2014, an increase of 4% (+3% core sales, +1% acquisitions)

•	Income from continuing operations increased 10% year-over-year to $280 million or 13.4% of sales

•	Adjusted EBITDA of $413 million resulting in an adjusted EBITDA margin of 19.8%

•
Net income from continuing operations was $30 million in fiscal year 2014, inclusive of a $133 million loss on debt extinguishment associated with our August 2013 debt refinancing, compared to $55 million in fiscal year 2013

•	Diluted earnings per share from continuing operations was $0.29; adjusted earnings per share increased 42% from the prior year to $1.39

•
Free cash flow for fiscal year 2014 was $144 million and again exceeded adjusted net income, inclusive of $9 million of debt refinancing fees and costs associated with the Board of Directors' review of strategic alternatives that was concluded in June 2013

•
Total liquidity at year-end was $675 million ($339 million of cash plus $336 million of available borrowings), inclusive of $74 million in net proceeds from the issuance of our common stock in February 2014. Net debt leverage was 3.8x as of March 31, 2014

Todd A. Adams, President and Chief Executive Officer, commented, “We're pleased with our fourth quarter results in light of some challenging market conditions during the quarter. Core sales growth improved to 4% in the quarter, while our adjusted EBITDA margin was 21%. Despite the drag from unusually adverse winter weather and the impact of project shipment timing in Water Management, we achieved our adjusted EPS guidance for the fourth quarter and fiscal year.
"In our Process & Motion Control platform, we are seeing on-going stability in most of our end-markets. Core growth is expected to remain modest in the near term, driven by a lower backlog that impacts the first half of the year, but will be augmented by a full-year contribution from Precision Gear Holdings which we acquired in December 2013. For the full year, our adjusted EBITDA margin of 25.6% increased 70 basis points from last year's record margin on a 2% increase in sales (1% core growth) as we continue to drive margin expansion amidst, in total, stable end-markets. Looking ahead, the investments we have made in innovation, globalization and operational excellence driven through the Rexnord Business System gives us confidence in our ability to drive continued long-term growth and strong operating performance in the platform."
"In Water Management, despite the adverse impact of the winter weather and the timing of certain water infrastructure project shipments, core growth was 6% in the quarter and 8% for the fiscal year. Looking forward, we expect margins to expand meaningfully in fiscal 2015, and we continue to believe we will see significant benefits from a recovering non-residential construction market and from on-going global investment in water infrastructure."

Fiscal 2015 Guidance

Adams continued, "Our initial fiscal 2015 guidance is for core growth of +3% to +5%, incremental Adjusted EBITDA margins of approximately 30%, adjusted earnings per share range of $1.60 to $1.70 and free cash flow to again exceed adjusted net income. Our fiscal 2015 guidance excludes our non-core ring gear and pinion product line ("Mill Products") used in mining sector crushing machinery applications as our Board of Directors has approved a plan to assess the strategic alternatives for Mill Products. We expect to conclude this strategic review prior to our fiscal year-end, and therefore our fiscal 2015 guidance excludes the operations and any potential exit costs related to this business. Mill Products contributed approximately $50 million to revenue and $0.06 to EPS in fiscal 2014. Excluding Mill Products, our guidance represents a 24% comparable year-over-year growth in adjusted earnings per share at the midpoint of the range. With respect to the phasing of our core growth, we expect core sales to grow +2% to +4% in the first half of fiscal 2015 and +4% to +6% in the second half of the fiscal year. For the first quarter, we anticipate sales to be in the range of $500 to $510 million and adjusted earnings per share in the range of $0.24 to $0.26. Our guidance does not include the EPS accretion from acquisitions that we expect to complete over the course of the year."

Fourth Quarter Fiscal 2014 Segment Highlights

Process & Motion Control

Process & Motion Control ("PMC") net sales were $359 million in the fourth quarter of fiscal 2014. Core net sales, which excludes the 3% favorable impact of acquisitions and 1% unfavorable impact from foreign currency, increased 3% year-over-year as single digit growth in the majority of our end-markets was partially offset by a decline in sales to our bulk material handling markets.

PMC Adjusted EBITDA in the fourth quarter increased 18% from the prior year to $105 million and Adjusted EBITDA as a percentage of sales increased 300 basis points year-over-year to 29.2%.

Water Management

Water Management net sales were $211 million in the fourth quarter of fiscal 2014. Core net sales, which excludes a 1% unfavorable impact from foreign currency, increased 6% year-over-year due to market share gains and increased alternative market sales in our non-residential construction end-markets, partially offset by the impact of severe weather in the fourth quarter of the current year.

Water Management Adjusted EBITDA in the fourth quarter was $24 million resulting in an 11.1% Adjusted EBITDA margin compared to 15.3% in the fourth quarter of fiscal 2013. Profitability in Water Management was lower than expected primarily due to shipment timing of certain water infrastructure projects, adverse mix in our non-residential construction and water infrastructure markets (primarily related to severe weather) as well as the acceleration of costs to fund initiatives to improve our North American valve and gate group asset utilization.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods, and in the case of Adjusted EBITDA, is a measurement with which we must comply under our credit agreement. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales facilitates easier comparisons of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses or gains, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures plus the excess tax benefit on stock option exercises, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,400 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.
Conference Call Details
Rexnord will hold a conference call on Wednesday, May 21, 2014 at 5:00 p.m. Eastern Time to discuss its fiscal 2014 fourth quarter and full year results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 800-708-4540
International toll #: 847-619-6397
Access Code: 37204594
A live webcast of the call will also be available on the Investor Relations section of the Company's website. Please go to the website (www.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 7:30 p.m. Eastern Time, May 21, 2014 until 11:30 p.m. Eastern Time, June 4, 2014. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international) with access code 3720 4594#.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2014 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Consolidated Statements of Operations
(in Millions, except share and per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Net sales	$569.7	$540.3	$2,082.0	$2,005.1
Cost of sales	361.0	342.1	1,318.4	1,273.7
Gross profit	208.7	198.2	763.6	731.4
Selling, general and administrative expenses	113.3	108.7	424.5	406.2
Zurn PEX loss contingency	—	—	—	10.1
Restructuring and other similar charges	3.9	2.3	8.7	8.6
Amortization of intangible assets	13.0	12.4	50.8	51.1
Income from operations	78.5	74.8	279.6	255.4
Non-operating expense:
Interest expense, net	(22.7)	(38.7)	(109.1)	(153.3)
Loss on the extinguishment of debt	—	—	(133.2)	(24.0)
Other expense, net	(4.8)	(1.4)	(15.1)	(2.9)
Income from continuing operations before income taxes	51.0	34.7	22.2	75.2
Provision (benefit) for income taxes	11.1	10.8	(7.4)	20.3
Net income from continuing operations	39.9	23.9	29.6	54.9
Loss from discontinued operations, net of tax	—	—	—	(4.8)
Net income	$39.9	$23.9	$29.6	$50.1
Non-controlling interest income (loss)	0.1	—	(0.6)	—
Net income attributable to Rexnord	$40.0	$23.9	$30.2	$50.1

Net income per share from continuing operations:
Basic	$0.40	$0.25	$0.30	$0.57
Diluted	$0.39	$0.24	$0.29	$0.55
Net loss per share from discontinued operations:
Basic	$—	$—	$—	$(0.05)
Diluted	$—	$—	$—	$(0.05)
Net income per share attributable to Rexnord:
Basic	$0.40	$0.25	$0.31	$0.52
Diluted	$0.39	$0.24	$0.30	$0.50

Weighted-average number of shares outstanding (in thousands):
Basic	99,834	97,103	98,105	95,972
Effect of dilutive stock options	3,407	3,355	3,213	3,894
Diluted	103,241	100,458	101,318	99,866

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fourth Quarter and Fiscal Year
(in Millions, except share and per share amounts) (Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Net income	$39.9	$23.9	$29.6	$50.1
Interest expense, net	22.7	38.7	109.1	153.3
Income tax provision (benefit)	11.1	10.8	(7.4)	20.3
Depreciation and amortization	27.9	28.5	108.5	112.4
EBITDA	101.6	101.9	239.8	336.1

Adjustments to EBITDA
Actuarial loss on pension and postretirement benefit obligation	2.7	5.5	2.7	5.7
Loss from discontinued operations, net of tax	—	—	—	4.8
Restructuring and other similar costs	3.9	2.3	8.7	8.6
Loss on extinguishment of debt	—	—	133.2	24.0
Impact of inventory fair value adjustment	1.3	—	1.7	—
Stock-based compensation expense	1.7	1.7	7.0	7.1
LIFO expense	3.5	2.2	4.8	5.7
Zurn PEX loss contingency	—	—	—	10.1
Other expense, net (1)	4.8	1.4	15.1	2.9
Subtotal of adjustments to EBITDA	17.9	13.1	173.2	68.9
Adjusted EBITDA	$119.5	$115.0	$413.0	$405.0

	Fourth Quarter Ended		Fiscal Year Ended
Adjusted Net Income and Earnings Per Share	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Net income	$39.9	$23.9	$29.6	$50.1
Loss from discontinued operations, net of tax	—	—	—	4.8
Restructuring and other similar costs	3.9	2.3	8.7	8.6
Loss on extinguishment of debt	—	—	133.2	24.0
Impact of inventory fair value adjustment	1.3	—	1.7	—
Stock-based compensation expense	1.7	1.7	7.0	7.1
LIFO expense	3.5	2.2	4.8	5.7
Actuarial loss on pension and postretirement benefit obligation	2.7	5.5	2.7	5.7
Zurn PEX loss contingency	—	—	—	10.1
Other expense, net (1)	4.8	1.4	15.1	2.9
Tax effect on above items	(5.9)	(4.9)	(62.2)	(21.4)
Adjusted net income	$51.9	$32.1	$140.6	$97.6

Weighted-average number of shares outstanding (in thousands)
Basic	99,834	97,103	98,105	95,972
Effect of dilutive stock options	3,407	3,355	3,213	3,894
Diluted	103,241	100,458	101,318	99,866

Adjusted earnings per share - diluted	$0.50	$0.32	$1.39	$0.98
Net income per share - diluted (in accordance with GAAP)	$0.39	$0.24	$0.29	$0.55

(1)
Other expense, net includes the impact of foreign currency transactions, sale of property, plant and equipment, costs attributable to the now-concluded review of strategic alternatives initiated by our Board of Directors and other miscellaneous expenses. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the fiscal year ended March 31, 2014 for further information.

	Fiscal Year Ended
	March 31, 2014	March 31, 2013
Cash provided by operating activities	$190.8	$144.5
Expenditures for property, plant and equipment	(52.2)	(60.1)
Excess tax benefit on exercise of stock options	5.8	18.1
Free cash flow	$144.4	$102.5

Rexnord Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(in Millions)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Net income	$40.0	$23.9	30.2	$50.1
Other comprehensive income (loss):
Foreign currency translation adjustments	1.8	(8.6)	7.1	(14.3)
Unrealized loss on interest rate derivatives, net of tax	(1.7)	—	(1.7)	—
Change in pension and other postretirement defined benefit plans, net of tax	10.3	(14.0)	9.5	(13.1)
Other comprehensive income (loss), net of tax	10.4	(22.6)	14.9	(27.4)
Non-controlling interest loss	(0.1)	—	(0.6)	—
Total comprehensive income	$50.3	$1.3	$44.5	$22.7

Rexnord Corporation and Subsidiaries
Consolidated Balance Sheets
(in Millions, except share amounts)

	March 31, 2014	March 31, 2013
Assets
Current assets:
Cash and cash equivalents	$339.0	$524.1
Receivables, net	368.3	350.4
Inventories, net	359.7	326.2
Other current assets	53.8	46.4
Total current assets	1,120.8	1,247.1
Property, plant and equipment, net	440.9	410.7
Intangible assets, net	592.6	613.5
Goodwill	1,150.7	1,118.4
Insurance for asbestos claims	36.0	35.0
Other assets	42.5	49.1
Total assets	$3,383.5	$3,473.8
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$29.0	$169.3
Trade payables	241.1	208.3
Compensation and benefits	61.4	55.6
Current portion of pension and postretirement benefit obligations	5.8	5.7
Interest payable	—	48.1
Other current liabilities	112.2	121.2
Total current liabilities	449.5	608.2

Long-term debt	1,943.0	1,962.3
Pension and postretirement benefit obligations	147.7	170.8
Deferred income taxes	207.1	225.2
Reserve for asbestos claims	36.0	35.0
Other liabilities	38.1	43.8
Total liabilities	2,821.4	3,045.3

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 102,055,058 at March 31, 2014 and 98,108,438 at March 31, 2013	1.0	1.0
Additional paid-in capital	872.7	784.0
Retained deficit	(281.3)	(311.5)
Accumulated other comprehensive loss	(23.8)	(38.7)
Treasury stock at cost; 900,904 shares at March 31, 2014 and March 31, 2013	(6.3)	(6.3)
Total Rexnord stockholders' equity	562.3	428.5
Non-controlling interest	(0.2)	—
Total stockholders' equity	562.1	428.5
Total liabilities and stockholders' equity	$3,383.5	$3,473.8

Rexnord Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in Millions)

	Fiscal Year Ended
	March 31, 2014	March 31, 2013
Operating activities
Net income	$29.6	$50.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	57.7	61.3
Amortization of intangible assets	50.8	51.1
Amortization of deferred financing costs	2.6	3.9
Loss (gain) on dispositions of property, plant and equipment	2.3	(3.6)
Deferred income taxes	(24.9)	(15.4)
Other non-cash (credits) charges	(0.1)	7.3
Loss on extinguishment of debt	133.2	24.0
Stock-based compensation expense	7.0	7.1
Changes in operating assets and liabilities:
Receivables	(11.3)	(20.3)
Inventories	(11.3)	(12.8)
Other assets	(6.8)	7.5
Accounts payable	26.0	(4.3)
Accruals and other	(64.0)	(11.4)
Cash provided by operating activities	190.8	144.5

Investing activities
Expenditures for property, plant and equipment	(52.2)	(60.1)
Acquisitions, net of cash acquired	(112.0)	(21.0)
Loan receivable for financing under New Market Tax Credit incentive program	—	(9.7)
Proceeds from dispositions of property, plant and equipment	0.4	6.7
Proceeds from divestiture, net of cash	—	2.3
Cash used for investing activities	(163.8)	(81.8)

Financing activities
Proceeds from borrowings of long-term debt	1,935.1	15.4
Repayments of long-term debt	(1,948.4)	(313.2)
Proceeds from borrowings of short-term debt	13.5	12.6
Repayments of short-term debt	(165.6)	(8.2)
Payment of tender premium	(109.9)	(17.6)
Payment of deferred financing fees	(17.1)	(2.0)
Proceeds from issuance of common stock, net of direct offering costs	73.8	458.3
Proceeds from exercise of stock options	2.1	2.3
Third party investment in non-controlling interest	0.4	—
Excess tax benefit on exercise of stock options	5.8	18.1
Cash (used for) provided by financing activities	(210.3)	165.7
Effect of exchange rate changes on cash and cash equivalents	(1.8)	(2.3)
(Decrease) increase in cash and cash equivalents	(185.1)	226.1
Cash and cash equivalents at beginning of period	524.1	298.0
Cash and cash equivalents at end of period	$339.0	$524.1

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2014
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$314.6	$311.8	$300.8	$358.7	$1,285.9
Water Management	194.1	202.7	188.3	211.0	796.1
Corporate	—	—	—	—	—
Total	$508.7	$514.5	$489.1	$569.7	$2,082.0

Adjusted EBITDA
Process & Motion Control	$70.8	$77.6	$76.2	$104.8	$329.4
Water Management	29.5	32.1	28.2	23.5	113.3
Corporate	(7.5)	(7.0)	(6.4)	(8.8)	(29.7)
Total	$92.8	$102.7	$98.0	$119.5	$413.0

Adjusted EBITDA %
Process & Motion Control	22.5%	24.9%	25.3%	29.2%	25.6%
Water Management	15.2%	15.8%	15.0%	11.1%	14.2%
Total (including Corporate)	18.2%	20.0%	20.0%	21.0%	19.8%

	Fiscal 2013
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$313.9	$309.1	$302.9	$340.2	$1,266.1
Water Management	179.7	190.4	168.8	200.1	739.0
Corporate	—	—	—	—	—
Total	$493.6	$499.5	$471.7	$540.3	$2,005.1

Adjusted EBITDA
Process & Motion Control	$74.2	$77.7	$74.9	$89.0	$315.8
Water Management	29.3	30.5	23.7	30.7	114.2
Corporate	(6.0)	(7.7)	(6.6)	(4.7)	(25.0)
Total	$97.5	$100.5	$92.0	$115.0	$405.0

Adjusted EBITDA %
Process & Motion Control	23.6%	25.1%	24.7%	26.2%	24.9%
Water Management	16.3%	16.0%	14.0%	15.3%	15.5%
Total (including Corporate)	19.8%	20.1%	19.5%	21.3%	20.2%